UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 19, 2017

Commission File Number:  000-31265

MabVax Therapeutics Holdings, Inc.
(Exact name of registrant as specified in its charter.)

Delaware
(State or other jurisdiction of incorporation or organization)

93-0987903
(IRS Employer Identification No.)

11535 Sorrento Valley Rd., Suite 400, San Diego, California 92121
(Address of principal executive offices)

858-259-9405
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933
(§230.405 of this chapter) or Rule 12b2 of the Securities Exchange Act of 1934 (§240.12b2 of this chapter).
Emerging growth company [X]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on May 15, 2017, MabVax Therapeutics Holdings, Inc. (the "Company") entered into an Underwriting Agreement (the "Underwriting Agreement") with Laidlaw & Company (UK) Ltd. ("Laidlaw"), as underwriter (the "Underwriter"), pursuant to which, among other things, the Company agreed to issue and sell to the Underwriter, and the Underwriter agreed to purchase from the Company, in an underwritten public offering (the "Offering"), an aggregate of 1,342,858 shares of the Company's common stock (the "Common Stock"), and an aggregate 1,000,000 shares of Series G Convertible Preferred Stock (the "Series G Preferred Stock"), at a public offering price of $1.75 per share of Common Stock and Series G Preferred Stock. Delaney Equity Group LLC acted as selling group member for the offering.

The Underwriting Agreement included an over-allotment option granted by the Company to the Underwriters to purchase 201,428 additional shares of Common Stock on the same terms outlined above. The total Offering amount was $4.1 million in gross proceeds before the Underwriter's discount and expenses.

Item 8.01 Other Events.

On May 22, 2017, the Company issued a press release announcing the closing of the offering as described above in Item 1.01, which is incorporated herein by reference. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

No. and Description

99.1 Press Release by the Company dated May 22, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 22, 2017	MabVax Therapeutics Holdings, Inc. By: /s/ Gregory P. Hanson Name: Gregory P. Hanson Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release of the Company on May 22, 2017